UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C.   20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 22, 2007

PetroHunter Energy Corporation
(Exact name of registrant as specified in its charter)

Maryland	000-51152	98-0431245
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1875 Lawrence Street, Suite 1400, Denver, CO          80202
             (Address of principal executive offices)                 (Zip Code)

Registrant’s telephone number, including area code: (303) 572-8900

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 4.02.	Non-Reliance on Previously Issued Financial Statements or a Related Audit Report or Completed Interim Review.

On August 22, 2007, the management of PetroHunter Energy Corporation (the “Company”), in consultation with the Audit Committee of its Board of Directors and Hein & Associates LLP, its independent registered public accounting firm, determined that the unaudited financial statements for the three and six months ended March 31, 2007 included in the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, will be restated and should no longer be relied upon.  The planned restatement relates to the relinquishment of six wells and the retroactive elimination of oil and gas revenues, and related costs and expenses for those wells, that had been recorded through March 31, 2007.

In February and March 2007, the Company received notice it was in default for failure to make timely payments of amounts due for drilling and completion operations, under the terms of a Joint Operating Agreement with an oil and gas operator (the “Operator”) and certain Well Participation and Farmout Agreements (the “Farmouts”) with a different third party oil and gas operator (the “Farmor”).  On March 29, 2007, the Farmor notified the Company it was exercising its rights under the Farmouts to terminate the Farmouts and resume ownership of the working interests in six wells drilled on the farmout acreage.  The Farmor refunded all amounts paid by the Company to drill the wells, and credited the Company for the remaining balance due to the Operator.  The Company had recorded, through March 31, 2007, $2,470,100 of oil and gas sales revenue, $417,358 of lease operating and production tax expense and $426,566 of depreciation, depletion and amortization from the six wells in which it had held a contractual interest.

Accordingly, the Company intends to file, as promptly as practicable, an amended Quarterly Report on Form 10-Q for the quarter ended March 31, 2007, to restate the financial statements for the three and six months ended March 31, 2007.  The Company expects that the cumulative impact of the restatement will be an increase in the net loss and accumulated deficit of approximately $1.626 million.

The Company’s management and Audit Committee discussed the above matters with Hein & Associates LLP.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PETROHUNTER ENERGY CORPORATION

August 24, 2007	By:	/s/ Carmen J. Lotito
Carmen J. Lotito, Chief Financial Officer